As filed with the Securities and Exchange Commission on November 2, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ARMOR HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-3392443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Armor Holdings, Inc.
13386 International Parkway
Jacksonville, Florida 32218
(904) 741-5400
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Armor Holdings, Inc. 2002 Stock Incentive Plan
Armor Holdings, Inc. 2002 Executive Stock Plan
Armor Holdings, Inc. 2005 Stock Incentive Plan
(Full title of the plan)

Warren B. Kanders
Chairman of the Board and Chief Executive Officer
Armor Holdings, Inc.
13386 International Parkway
Jacksonville, Florida 32218
(904) 741-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kane Kessler, P.C.
1350 Avenue of the Americas
New York, NY 10019-4896
(212) 541-6222
Attn: Robert L. Lawrence, Esq.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.01 par value per share	4,394,718	$41.93	$184,270,525.74	$21,688.64

(1)	This Registration Statement covers (i) 2,500,000 shares of common stock (the "Common Stock"), $0.01 par value per share, of Armor Holdings, Inc. issuable pursuant to the Armor Holdings, Inc. 2005 Stock Incentive Plan (the "2005 Incentive Plan"); and (ii) 1,894,718 issuable pursuant to the Armor Holdings, Inc. 2002 Stock Incentive Plan (the "2002 Incentive Plan"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the 2005 Incentive Plan and the 2002 Incentive Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h), the proposed maximum offering price per share is based upon (i) the average exercise price relating to approximately 2,014,000 outstanding options granted under the 2005 Incentive Plan and the 2002 Incentive Plan for which the underlying shares of Common Stock have not previously been registered, which is a weighted average price of $39.42; and (ii) with respect to 2,380,718 shares available for grant or previously issued under the 2005 Incentive Plan and the 2002 Incentive Plan, a price of $44.05 (the average of the high and low price of the Registrant's Common Stock as reported on The New York Stock Exchange on October 28, 2005).

(3)	Pursuant to Rule 429(b) under the Securities Act, this Registration Statement includes up to (i) 2,700,000 shares of Common Stock issued or issuable pursuant to the 2002 Incentive Plan; and (ii) 110,000 shares of Common Stock issued or issuable pursuant to the Armor Holdings, Inc. 2002 Executive Stock Plan (the "2002 Executive Plan") that were previously registered on Form S-8 (Registration Statement No. 333-112107) filed on January 22, 2004. In connection with the previously registered shares for issuance under the Registrant's 2002 Incentive Plan and 2002 Executive Plan, the Registrant paid a fee of $5,568 a portion of which is attributable to the shares being carried forward in a combined reoffer Prospectus being filed herewith (to the extent that there are or may be control or restricted securities). See the Rule 429 note below. In connection with this Registration Statement, the Registrant is paying a fee solely on the 4,394,718 additional shares of the Registrant's Common Stock being registered.

As permitted by Rule 429 under the Securities Act of 1933, the Prospectus filed together with this Registration Statement shall be deemed to be a combined resale Prospectus which shall also relate to the Registrant's Registration Statement No. 333-67033 on Form S-8.

EXPLANATORY NOTE

The 4,394,718 shares of common stock, $0.01 par value per share (the "Common Stock") of Armor Holdings, Inc., a Delaware corporation (the "Company"), being registered pursuant to this Form S-8 are issued or issuable pursuant to the Armor Holdings, Inc. 2005 Stock Incentive Plan (the "2005 Incentive Plan") and the Armor Holdings, Inc. 2002 Stock Incentive Plan (the "2002 Incentive Plan"). This Registration Statement also includes up to (i) 2,700,000 shares of the Common Stock issued or issuable pursuant to the 2002 Incentive Plan, and (ii) 110,000 shares of Common Stock issued or issuable pursuant to the Armor Holdings, Inc. 2002 Executive Stock Plan (the "2002 Executive Plan"), that were previously registered on Form S-8 (Registration Statement No. 333-112107) filed on January 22, 2004 (the "2004 Registration Statement"). The 2005 Incentive Plan, 2002 Incentive Plan and 2002 Executive Plan are collectively referred to herein as the "Plans".

This Registration Statement contains two parts. The first part contains a Prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8) which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. This reoffer Prospectus relates to up to 3,757,234 shares of Common Stock that have been or may be issued to certain officers and directors of the Company pursuant to the Plans. The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock of the Company pursuant to the 2005 Incentive Plan and the 2002 Incentive Plan.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1 .    Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2 .    Company Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218, attention: Secretary; telephone number (904) 741-5400.

Note:    The reoffer Prospectus referred to in the Explanatory Note follows this page.

iii

REOFFER PROSPECTUS
ARMOR HOLDINGS, INC.
3,757,234 SHARES OF COMMON STOCK
(par value $0.01 per share)

This Prospectus relates to up to 3,757,234 shares (the "Shares") of common stock, $0.01 par value per share, of Armor Holdings, Inc., a Delaware corporation (the "Company" or "Armor Holdings") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders") who have acquired or will acquire such Shares pursuant to stock options and stock grants issued or issuable under the (i) the Armor Holdings, Inc. 2005 Stock Incentive Plan (the "2005 Incentive Plan"); (ii) the Armor Holdings, Inc. 2002 Stock Incentive Plan (the "2002 Incentive Plan") and (iii) under the Armor Holdings, Inc. 2002 Executive Stock Plan (the "2002 Executive Plan"). The 2005 Incentive Plan, 2002 Incentive Plan and 2002 Executive Plan are collectively referred to herein as the "Plans".

The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See "Plan of Distribution." All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or their donees and pledgees).

Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

Our Common Stock is listed on The New York Stock Exchange. On October 28, 2005, the closing price of our Common Stock was $44.26 per share.

See "Risk Factors" on page 3 hereof for a discussion of certain factors that should be carefully considered by prospective purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 2, 2005.

You should rely only on the information included in or incorporated by reference into this Prospectus or information we have referred to in this Prospectus. We have not authorized anyone to provide you with information that is different. This Prospectus may only be used where it is legal to sell these securities. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this Prospectus is accurate on the date of this Prospectus and may become obsolete later. Neither the delivery of this Prospectus, nor any sale made under this Prospectus will, under any circumstances, imply that the information in this Prospectus is correct as of any date after the date of this Prospectus. References to "the Company," "Armor Holdings," "we" or "us" refer to Armor Holdings, Inc.

RISK FACTORS

Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, prior to making an investment decision. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

RISKS RELATED TO OUR INDUSTRY

The products we sell are inherently risky and could give rise to product liability and other claims.

The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury or death. Given this potential risk of injury, proper maintenance of our products is critical. Our products include: body armor and plates designed to protect against ballistic and sharp instrument penetration; less-lethal products such as less-lethal munitions, pepper sprays, distraction devices and flameless expulsion grenades; various models of police batons; rotary and fixed-wing aircraft seating systems; parachutes; vehicle and hard armoring systems; military helmets; and police duty gear.

Claims have been made and are pending against certain of our subsidiaries, involving permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-lethal. In addition, the manufacture and sale of certain less-lethal products may be the subject of product liability claims arising from the design, manufacture or sale of such goods. If these claims are decided against us and we are found to be liable, we may be required to pay substantial damages and our insurance costs may increase significantly as a result. Also, a significant or extended lawsuit, such as a class action, could also divert significant amounts of management's time and attention. We cannot assure you that our insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Our cost of obtaining insurance coverage has risen substantially since September 11, 2001. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers since, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition, results of operations and liquidity.

In April 2004, two class action lawsuits were filed against us in Florida state court by police organizations and individual police officers, alleging that ballistic-resistant soft body armor (vests) containing Zylon®, manufactured and sold by our wholly-owned subsidiaries American Body ArmorTM, Safariland® and PROTECHTM, failed to meet the warranties provided with the vests. On August 12, 2004, the Jacksonville, Florida (Duval County) Circuit Court gave preliminary approval to a settlement reached with the Southern States Police Benevolent Association ("SSPBA"). After a fairness hearing on November 5, 2004, the Court gave final approval to that agreement which provided, in essence, that (i) purchasers of certain Zylon®-containing vest models could exchange their vests for other vests manufactured by Armor Holdings (the "Exchange Program"), (ii) Armor Holdings would continue its internal used-vest testing program (VestCheckTM), and (iii) if testing revealed that other Zylon®-containing vests would not meet the warranties provided with the vests, class members who had purchased those other vests would be provided with relief on a reasonably comparable basis as those in the Exchange Program. The other class action suit filed by the National Association of Police Organizations, Inc. (NAPO), in Ft. Myers, Florida (Lee County), was voluntarily dismissed with prejudice on November 16, 2004.

On August 24, 2005, the United States Department of Justice through the National Institute of Justice (NIJ), released its Third Status Report to the Attorney General on Body Armor Safety Initiative Testing and Activities ("Third NIJ Report"). The Third NIJ Report contained, among other items, information and testing data on Zylon® and Zylon®-containing vests, and substantially modified compliance standards for all ballistic-resistant vests with the implementation of the NIJ 2005 Interim Requirements for Ballistic-Resistant Body Armor. As a result of the actions of the NIJ, Armor Holdings halted all sales or shipment of any Zylon®-containing vest models effective August 25, 2005, and immediately established a Supplemental Relief Program ("SRP") that provides either a cash or voucher option to those who purchased Zylon®-containing vests through August 12, 2004. The Jacksonville, Florida Court gave final approval to the SRP on October 27, 2005 after determining that it was fair, adequate and reasonable.

Following the NIJ's announcement, the SSPBA filed another class action suit on behalf of purchasers of Zylon®-containing vests from August 13, 2004 (the date of certification of the prior class) through August 29, 2005 (a date after which Armor Holdings had ceased all sales of Zylon®-containing vests). On October 27, 2005, the Jacksonville, Florida Circuit Court gave final approval to a settlement reached with the plaintiffs in this second suit that provides purchasers with either a 100% cash refund or a voucher for 100% of the purchase price redeemable for any Armor Holdings merchandise.

The Company is also voluntarily cooperating with a request for documents and data received from the Department of Justice, who is reviewing the entire body armor industry's use of Zylon®, and a subpoena served by the General Services Administration for information relating to Zylon®.

Any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We are subject to extensive government regulation, and our failure or inability to comply with these regulations could materially restrict our operations and subject us to substantial penalties.

We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the Federal Aviation Administration, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. The U.S. Bureau of Alcohol, Tobacco, and Firearms also regulates us as a result of our manufacturing of certain destructive devices and by the use of ethyl alcohol in certain products. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. We have become aware that we are not in full compliance with certain regulations governing the export of equipment and related technology used for military purposes that are applicable to certain of our products. We have made a voluntary disclosure to the Office of Defense Trade Controls Compliance and have undertaken steps to comply with these regulations and to help ensure compliance in the future. We do not believe that such noncompliance will have a material adverse effect on our business. In addition, a number of our employees involved with certain of our federal government contracts are required to obtain specified levels of security clearances. Our business may suffer if we or our employees are unable to obtain the security clearances that are needed to perform services contracted for the U.S. Department of Defense, one of our major customers. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.

Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries create risk of an unauthorized payment by one of our employees or agents, which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We have significant international operations and assets, and therefore, are subject to additional financial and regulatory risks.

We sell our products in foreign countries and seek to increase our level of international business activity. Our overseas operations are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries (which could prohibit sales of our products there); foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally had a large international base. We actively market our products in Europe, North and South American, the Middle East, north Africa, and Asia. We, however, may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market. We expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international products and services. In pursuing our international expansion strategy, we face several additional risks, including:

•	foreign laws and regulations, which may vary country by country, that may impact how we conduct our business;

•	higher costs of doing business in foreign countries, including different employment laws;

•	potential adverse tax consequences if taxing authorities in different jurisdictions worldwide disagree with our interpretation of various tax laws or our determinations as to the income and expenses attributable to specific jurisdictions, which could result in our paying additional taxes, interest and penalties;

•	technological differences that vary by marketplace, which we may not be able to support;

•	longer payment cycles and foreign currency fluctuations;

•	economic downturns; and

•	revenue growth outside of the United States may not continue at the same rate if it is determined that we have already launched our products and services in the most significant markets.

We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, a percentage of the payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs, which could reduce revenue or profits and have a material adverse effect on our business, financial condition, results of operations and liquidity.

We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition, results of operations and liquidity. One or more of these factors could adversely affect our future international operations and, consequently, could have a material adverse effect on our business, financial condition, results of operation and liquidity.

RISKS RELATED TO OUR BUSINESS

Many of our customers have fluctuating budgets, which may cause substantial fluctuations in our results of operations.

Customers for our products include federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.

The loss of, or a significant reduction in, U.S. military business would have a material adverse effect on us.

U.S. military contracts account for a significant portion of our business. The U.S. military funds these contracts in annual increments. These contracts require subsequent authorization and appropriation that may not occur or that may be greater than or less than the total amount of the contract. Changes in the U.S. military's budget, spending allocations and the timing of such spending could adversely affect our ability to receive future contracts. None of our contracts with the U.S. military has a minimum purchase commitment, and the U.S. military generally has the right to cancel its contracts unilaterally without prior notice. We are the sole-source provider to the U.S. military for the armor and blast protection systems (up-armoring) for their High Mobility Multi-purpose Wheeled Vehicles (Up-Armored HMMWV, commonly known as the Humvee). The HMMWVs are manufactured by AM General Corporation under separate U.S. military contracts. Should production or deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of our components for up-armoring the HMMWVs, we will not be able to deliver such up-armoring systems for the HMMWVs to the U.S. military on schedule, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. We also manufacture for the U.S. military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel and other technologies used to protect soldiers in a variety of life-threatening or catastrophic situations. The loss of, or a significant reduction in, U.S. military business for our aircraft and land vehicle armor systems, other protective equipment, or helicopter seating systems could have a material adverse effect on our business, financial condition, results of operations and liquidity.

A reduction of U.S. force levels in Iraq may affect our results of operations.

Since the invasion of Iraq by the U.S. and other forces in March 2003, we have received steadily increasing orders from the U.S. military for the up-armoring of HMMWVs and the armoring of other tactical trucks as well as orders for personnel equipment, including small arms protection inserts and other engineered ceramic body armor, helmets, and other protective and duty equipment. Orders for the up-armoring of HMMWVs and the armoring of other tactical trucks as well as orders for personnel equipment are the result, in significant part, from the particular combat situations encountered by the U.S. military in Iraq, including the use of improvised explosive devices by enemy combatants. We cannot be certain, therefore, to what degree the U.S. military would continue placing armoring orders for its HMMWVs and other tactical trucks as well as orders for personnel equipment, if the U.S. military were to reduce its force levels or withdraw completely from Iraq. A significant reduction in orders from the U.S. military for the armoring of HMMWVs and other tactical trucks as well as orders for personnel equipment, following a reduction of U.S. force levels in Iraq could have a material adverse effect on our business, financial condition, results of operations and liquidity.

A replacement of the HMMWV in the U.S. military may affect our results of operations.

There continues to be new orders under our current M1114 Up-Armored HMMWV contract and additional orders for the newest versions of the M1151 and M1152 Up-Armored HMMWVs. While backlog extends into 2006 for both the M1114 and M1151/2 Up-Armored HMMWV versions, there are plans for procurement of a replacement military light transport vehicle with current status being in the early development stage for evaluation scheduled in mid-2006 and into 2007 by the U.S. military as possible next-generation replacements for the HMMWV. While current acquisition strategies plan for possible production of new light and medium support vehicles beginning as early as 2008, there is no assurance as to when a replacement for the HMMWV may be selected, and furthermore, it is reasonable to believe that the HMMWV will continue for some time to be one of the primary transport vehicles in the U.S. military. In the event the HMMWV is replaced, based on U.S. military procurement plans, it is anticipated that vehicle armoring for a replacement vehicle would be provided to the vehicle OEM for inclusion in the manufacturing process as components to be integrated with the vehicle while additional armor components would be provided for attachment to the vehicle at a later time when warranted by threat conditions. We anticipate that procurements for the potential HMMWV replacement models would be competitive and could be awarded to multiple armor suppliers based on full and open competition. Although we anticipate continuation of developmental efforts and enhancement of manufacturing capabilities, at this time, there is no certainty of obtaining armoring contracts for any HMMWV replacement vehicles selected by the U.S. military, and if successful in competitive programs, we cannot determine the specific levels of effort likely under such military contracts.

Additionally, with regard to the introduction of potential HMMWV replacement vehicles, the U.S. military recently announced the U.S. Government's preference to own the technical data rights for new major end items of equipment and sub-systems, including the vehicle armoring packages. The U.S. Government's intent to mitigate risk of limitations on producibility and to ensure commonality of armor components produced by multiple sources may negatively influence future manufacturing content and product pricing, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may lose money or generate less than expected profits on our fixed-price contracts.

Some of our government contracts provide for a predetermined, fixed price for the products we make regardless of the costs we incur. Therefore, fixed-price contracts require us to price our contracts by forecasting our expenditures. When making proposals for fixed-price contracts, we rely on our estimates of costs and timing for completing these projects. These estimates reflect management's judgments regarding our capability to complete projects efficiently and timely. Our production costs may, however, exceed forecasts due to unanticipated delays or increased cost of materials, components, labor, capital equipment or other factors. Therefore, we may incur losses on fixed price contracts that we had expected to be profitable, or such contracts may be less profitable than expected, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our business is subject to various laws and regulations favoring the U.S. government's contractual position, and our failure to comply with such laws and regulations could harm our operating results and prospects.

As a contractor to the U.S. government, we must comply with laws and regulations relating to the formation, administration and performance of the federal government contracts that affect how we do business with our clients and may impose added costs on our business. These rules generally favor the U.S. government's contractual position. For example, these regulations and laws include provisions that subject contracts we have been awarded to:

•	protest or challenge by unsuccessful bidders; and

•	unilateral termination, reduction or modification by the government.

The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management's attention. Our failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected.

The markets in which we operate include a large number of competitors ranging from small businesses to multinational corporations and are highly competitive. Competitors who are larger, better financed and better known than we are may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us.

There are limited sources for some of our raw materials, which may significantly curtail our manufacturing operations.

The raw materials that we use in manufacturing ballistic resistant garments, small arms protective insert ("SAPI") plates and armored vehicles include: ceramic; steel; SpectraShield, a patented product of Honeywell, Inc.; Kevlar®, a patented product of E.I. du Pont de Nemours Co., Inc. ("du Pont"); and Twaron, a patented product of Akzo-Nobel Fibers, B.V. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event du Pont or its licensee in Europe cease, for any reason, to produce or sell Kevlar® to us, we would utilize these other ballistic resistant materials as a substitute. However, neither SpectraShield or Twaron, is expected to become a complete substitute for Kevlar® in the near future. We enjoy a good relationship with our suppliers of Kevlar®, SpectraShield and Twaron. Should these materials become unavailable for any reason, we would be unable to replace them with materials of like weight and strength. We use a variety of ceramic materials in the production of SAPI plates and a variety of steels in armoring vehicles. Although we have a number of suppliers that we deal with in obtaining both ceramic and steel supplies, the industry generally, including our operations, is experiencing a limited supply of these materials, which is affecting the quantity of product that we can complete in any given period. In addition, SpectraShield, the ballistic fiber backing used in a variety of our ballistic applications, including SAPI plates, is currently being rationed by the U.S. Department of Commerce, which could limit the quantity of SAPI plates that we produce in any given period. Thus, if our supply of any of these materials were materially reduced or cut off or if there was a material increase in the prices of these materials, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition, results of operations and liquidity could be materially adversely affected.

We may be unable to complete or integrate acquisitions effectively, if at all, and as a result may incur unanticipated costs or liabilities or operational difficulties.

We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Furthermore, we may have to divert our management's attention and our financial and other resources from other areas of our business. Our inability to implement our acquisition strategy successfully may hinder the expansion of our business. Because we depend in part on acquiring new businesses and assets to develop and offer new products, failure to implement our acquisition strategy may also adversely affect our ability to offer new products in line with industry trends.

We may not be successful in integrating businesses acquired in the future or those recently acquired into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material or require a disproportionate amount of management's attention. Future acquisitions may result in us incurring additional indebtedness or issuing preferred stock or additional Common Stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our senior credit facility, 2.00% Senior Subordinated Convertible Notes due November 1, 2024 (the "2% Convertible Notes") and the indenture governing the 8 ¼% Senior Subordinated Notes due 2013 (the "8.25% Notes") impose restrictions on us that, among other things, restrict our ability to make acquisitions.

Our resources may be insufficient to manage the demands imposed by our growth.

We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our products and systems. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to growth in our business.

We are dependent on industry relationships.

A number of our products are components in our customers' final products. Accordingly, to gain market acceptance, we must demonstrate that our products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that our products will be able to achieve any of these advantages for the products of our customers. Furthermore, even if we are able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate our products into their final products, or if they do, that our products will be able to meet such customers' manufacturing requirements. Additionally, there can be no assurance that our relationships with our manufacturer customers will ultimately lead to volume orders for our products. The failure of manufacturers to incorporate our products into their final products could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may be unable to protect our proprietary technology, including the technologies we use to furnish the up-armoring of HMMWVs.

We depend upon a variety of methods and techniques that we regard as proprietary trade secrets. We also depend upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. It is possible that our competitors may access our intellectual property and proprietary information and use it to their advantage. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition, results of operations and liquidity. Furthermore, we cannot assure you that any pending patent application or trademark application made by us will result in an issued patent or registered trademark, or that, if a patent is issued, it will provide meaningful protection against competitors or competitor technologies. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties on unfavorable terms, or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we are able to adapt to the resulting change in conditions.

Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers' end products. Because of the complexity of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we are unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may be adversely affected by applicable environmental laws and regulations.

We are subject to federal, state, local and foreign laws and regulations governing the protection of the environment and human health, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies in our industry, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. In addition, we are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities, in some circumstances even if such contamination was caused by a third party such as a prior owner. We also may be subject to liability if contamination is discovered at a landfill or other location where we have disposed of wastes, notwithstanding that historic disposal practices may have been in accordance with all applicable requirements. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Moreover, private parties may bring claims against us based on alleged adverse health impacts or property damage caused by our operations. The amount of liability for cleaning up contamination or defending against private party claims could be material.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Delaware law may limit possible takeovers.

Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

Our certificate of incorporation authorizes the issuance of shares of blank check preferred stock.

Our certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our Common Stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change in control of us without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

The market price for our Common Stock is volatile.

The market price for our Common Stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, current events such as the war in Iraq, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our Common Stock to fluctuate substantially. Additionally, due to our relatively modest size, our winning or losing a large contract may have the effect of distorting our overall financial results.

We may issue a substantial amount of our Common Stock in connection with future acquisitions, and the sale of those shares could adversely affect our stock price.

As part of our acquisition strategy, we anticipate issuing additional shares of Common Stock as consideration for such acquisitions. To the extent that we are able to grow through acquisitions and issue shares of our Common Stock as consideration, the number of outstanding shares of Common Stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our Common Stock in connection with these acquisitions may be more likely to sell large quantities of their Common Stock that may influence the price of our Common Stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our Common Stock and result in a lower price than would otherwise be obtained.

Our stock price may be adversely affected when additional shares are sold.

If our stockholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our Common Stock to finance future acquisitions. Additional shares sold to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing.

Our debt agreements restrict our ability to pay dividends or make other distributions to our stockholders.

Our debt agreements, such as the indenture governing the 2% Convertible Notes, the indenture governing the 8.25% Notes and the senior credit facility, contain certain financial and other covenants that limit, under certain circumstances, our ability to pay dividends or make other distributions to our stockholders. We are permitted to pay dividends and make other distributions to stockholders to the extent we satisfy the conditions, including the financial and other covenants, contained in such documents.

We have a high level of debt.

Our high level of debt could have important consequences to you and to us. For example:

•	No payment of any kind may be made to our Common Stockholders without first meeting our obligations under our senior credit facility, the indenture governing our 8.25% Notes and the indenture governing our 2% Convertible Notes;

•	We may become more vulnerable to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	We may have to dedicate a substantial portion of our cash flow from operations to make payments required under our senior credit facility, the 8.25% Notes and the 2% Convertible Notes, reducing the availability of cash flow to fund future capital expenditures, working capital, execution of our growth strategy, research and development costs and other general corporate requirements;

•	We may have limited flexibility in planning for, or reacting to, changes in our business and our industry, which may place us at a competitive disadvantage compared with competitors that have less debt or more financial resources;

•	We may have limited ability to borrow additional funds, even when necessary to maintain adequate liquidity; and

•	The terms of our senior credit facility, the indentures governing the 8.25% Notes and 2% Convertible Notes allow us to incur substantial amounts of additional debt, subject to certain limitations. We might incur additional debt for various reasons, including to pay for additional acquisitions that we may make and assuming debt of companies that we may acquire.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

FORWARD-LOOKING STATEMENTS

This Prospectus, as well as information incorporated by reference in this Prospectus, contains forward-looking statements that involve risks and uncertainties. Some of the forward-looking statements appear under "Risk Factors." These statements relate to future events of our future financial performance. In some cases you can identify forward-looking statements by terminology such as "may," "would," "will,", "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section of this Prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important business, financial and other information to you in this Prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this Prospectus, except for any information deemed furnished, superseded by information contained in this Prospectus or filed later by us with the Commission. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission, which documents contain important information about Armor Holdings and our Common Stock:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to the Securities Exchange Act;

(b)	The Company's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2004, filed pursuant to the Exchange Act;

(c)	The Company's Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2004, filed pursuant to the Exchange Act;

(d)	The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed pursuant to the Exchange Act;

(e)	The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed pursuant to the Exchange Act;

(f)	The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed pursuant to the Exchange Act;

(g)	The Company's Current Report on Form 8-K, Date of Event – October 20, 2005 filed on October 20, 2005, pursuant to the Exchange Act;

(h)	The Company's Current Report on Form 8-K, Date of Event – July 27, 2005 filed on August 2, 2005, pursuant to the Exchange Act;

(i)	The Company's Current Report on Form 8-K, Date of Event – July 21, 2005 filed on July 21, 2005, pursuant to the Exchange Act;

(j)	The Company's Current Report on Form 8-K, Date of Event – June 22, 2005 filed on June 28, 2005, pursuant to the Exchange Act;

(k)	The Company's Current Report on Form 8-K, Date of Event – June 27, 2005 filed on June 27, 2005, pursuant to the Exchange Act;

(l)	The Company's Current Report on Form 8-K, Date of Event – June 6, 2005, filed on June 7, 2005, pursuant to the Exchange Act;

(m)	The Company's Current Report on Form 8-K, Date of Event – May 20, 2005, filed on May 26, 2005, pursuant to the Exchange Act;

(n)	The Company's Current Report on Form 8-K, Date of Event – April 21, 2005, filed on April 21, 2005, pursuant to the Exchange Act;

(o)	The Company's Current Report on Form 8-K, Date of Event – April 4, 2005, filed on April 4, 2005, pursuant to the Exchange Act;

(p)	The Company's Current Report on Form 8-K, Date of Event – March 25, 2005, filed on March 31, 2005, pursuant to the Exchange Act;

(q)	The Company's Current Report on Form 8-K/A, Date of Event – February 10, 2005, filed on February 10, 2005, pursuant to the Exchange Act;

(r)	The Company's Current Report on Form 8-K, Date of Event – February 10, 2005, filed on February 10, 2005, pursuant to the Exchange Act;

(s)	The Company's Current Report on Form 8-K, Date of Event – January 14, 2005, filed on January 14, 2005, pursuant to the Exchange Act;

(t)	The Company's Current Report on Form 8-K, Date of Event – December 31, 2004 filed on January 6, 2005, pursuant to the Exchange Act;

(u)	Definitive Proxy Statement dated May 23, 2005, relating to the annual meeting of stockholders held on June 22, 2005; and

(v)	The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 1-11667), filed with the Commission as of April 29, 1999 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to termination of the offering are incorporated by reference in this Prospectus and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus incorporates herein by reference important business and financial information about us that is not included in or delivered with this Prospectus. This information is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218, attention: Secretary, or call (904) 741-5400.

You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front page of those documents.

COMPANY OVERVIEW

We are a leading manufacturer and provider of armored military and commercial vehicles, armor kits for the retrofit of military vehicles, protective and security products for military and law enforcement personnel, aircraft armor, aircraft safety products, survivability equipment used by military aviators and other personnel protection technologies. Our customers include domestic and international military, law enforcement, security and corrections personnel and government agencies, multinational corporations and individuals. We believe our success is the result of focusing on several core competencies including engineering, manufacturing and distributing vehicle armoring systems, high-quality security products and human safety and survival systems. Our business is comprised of three reportable business segments: the Aerospace & Defense Group, the Products Division and the Mobile Security Division.

Aerospace & Defense Group.    The Aerospace & Defense Group supplies human safety and survival systems to the U.S. military and major aerospace and defense prime contractors. Our core markets are land, marine and aviation safety and military personnel protection. The most significant business within the Aerospace & Defense Group is armoring a variety of light, medium and heavy wheeled vehicles for the military. We also provide spare parts and logistical and field support services for Up-Armored HMMWVs previously shipped by us. We also provide blast and ballistic protection kits for the standard HMMWV which are installed in the field. Additionally, we develop ballistic and blast protected armored and sealed truck cabs for other military tactical wheeled vehicles. For example, we design, develop and manufacture armor systems for military vehicles, including such platforms as the Heavy Expanded Mobility Tactical Truck ("HEMTT"), Palletized Load System ("PLS"), Heavy Equipment Transporter ("HET"), M915 and Armored Security Vehicle ("ASV").

The Aerospace & Defense Group develops and supplies personnel equipment, including small arms protection inserts ("SAPI") and other engineered ceramic body armor, helmets, and other protective and duty equipment. Our products include, among others, Modular Lightweight Load-Carrying Equipment ("MOLLE") systems, Outer Tactical Vests ("OTVs") and Warrior Helmets. We are currently the largest supplier of MOLLE systems for the U.S. Army which is a modular rucksack that can be configured in a number of ways depending on the needs of the military mission. We also manufacture OTVs which, when used with SAPI plates, provide enhanced protection against bullets, mines, grenades and mortar and artillery shells. SAPI plates have been adopted by the U.S. military as a key element of the protective equipment worn by U.S. troops.

The Aerospace & Defense Group develops and sells military helicopter seating systems, helicopter cockpit airbag systems, aircraft armor kits, emergency bailout parachutes and survival equipment worn by military aircrew. The primary customers for these products are the U.S. Army, U.S. Marine Corps, Boeing and Sikorsky Aircraft.

Armor Holdings Products.    Our Armor Holdings Products Division manufactures and sells a broad range of high quality equipment marketed under brand names that are known in the military and law enforcement communities. Products manufactured by this division include concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms accessories, weapon maintenance products, foldable ladders, backpacks and specialty gloves.

Armor Mobile Security.    Our Armor Mobile Security Division manufactures and installs armoring systems for commercial vehicles to protect against varying degrees of ballistic and blast threats. We armor a variety of commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles. Our customers in this business include U.S. federal law enforcement and intelligence agencies, foreign heads of state, multinational corporations, as well as high net worth individuals and cash-in-transit operators.

* * *

Our principal executive offices are located at 13386 International Parkway, Jacksonville, Florida 32218.

USE OF PROCEEDS

The Company will not realize any proceeds from the sale of the Common Stock which may be sold pursuant to this Prospectus for the respective accounts of the Selling Stockholders. The Company, however, will derive proceeds upon the exercise of the options granted to Selling Stockholders. All such proceeds will be available to the Company for working capital and general corporate purposes. No assurances can be given, however, as to when or if any or all of the options will be exercised.

SELLING STOCKHOLDERS

This Prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired or may acquire Shares pursuant to each of the Plans. The Selling Stockholders may resell any or all of the Shares at any time they choose while this Prospectus is effective.

Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire Common Stock under the Plans may be added to the Selling Stockholder list below by a Prospectus supplement filed with the Commission. The number of Shares to be sold by any Selling Stockholder under this Prospectus also may be increased or decreased by a Prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this Prospectus for the offer or sale of their Common Stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

Each of the Selling Stockholders is an employee or director of the Company. The following table sets forth:

•	the name and principal position or positions over the past three years with the Company of each Selling Stockholder;

•	the number of shares of Common Stock each Selling Stockholder beneficially owned as of October 28, 2005;

•	the number of shares of Common Stock acquired by each Selling Stockholder in connection with stock options and stock grants pursuant to the Plans and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this Prospectus; and

•	the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder in connection with grants pursuant the Plans and registered under this Registration Statement.

There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The address of each Selling Stockholder is c/o Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218.

Name of Seller	Relationships to the Company	Number of Shares Beneficially Owned(1)		Shares to be Sold(2)	Number of Shares to be Beneficially Owned After the Offering	Percentage of Common Stock to be Beneficially Owned After the Offering(1)
Warren B. Kanders	Chairman of the Board of Directors and Chief Executive Officer	3,877,313	(3)	1,949,258	1,948,453	5.58%
Robert R. Schiller	Director, President and Chief Operating Officer	686,705	(4)	842,514	233,505	*
Glenn J. Heiar	Chief Financial Officer	203,791	(5)	208,474	791	*
Robert F. Mecredy	President – Aerospace & Defense Group	227,424	(6)	261,251	0	*
Scott T. O'Brien	President – Armor Holdings Products Division	150,000	(7)	125,737	24,263	*
Burtt R. Ehrlich	Director	151,380	(8)	76,000	75,380	*
David R. Haas	Director	50,000	(9)	50,000	0	*
Thomas W. Strauss	Director	141,091	(10)	74,500	66,591	*
Nicholas Sokolow	Director	216,791	(11)	77,500	137,291	*
Deborah A. Zoullas	Director	77,794	(12)	92,000	0	*

*	Less than 1%

(1)	Based on 34,927,516 shares of Common Stock outstanding as of October 28, 2005. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2)	Represents the maximum number of Shares issued under each of the 2002 Incentive Plan, the 2002 Executive Plan and 2005 Incentive Plan that could be sold under this Prospectus if the holder sold all of his or her Shares, exercised all of his or her options when vested and sold the underlying Shares. Does not constitute a commitment to sell any or all of the stated number of Shares. The number of Shares to be sold shall be determined from time to time by each Selling Stockholder in his or her discretion.

(3)	The amount of securities reported as beneficially owned includes: (i) 2,098,395 shares of Common Stock held by Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director and (ii) 117,100 shares of restricted stock sales of which will be restricted until November 11, 2005; upon Mr. Kanders' voluntary termination of employment with the Company or his termination by the Company for cause, if the foregoing lock-up period has not yet expired, it shall be extended for an additional five year period; upon a change in control of the Company, any lock-up release period that is still in effect in respect of such shares upon the occurrence of such change in control shall terminate. The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 328,800 shares of Common Stock at an exercise price of $37.90 per share; sales of Common Stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 50,000 shares will be restricted from sale until January 1, 2007; 100,000 shares will be restricted from sale until January 1, 2008; 128,800 shares will be restricted from sale until January 1, 2009; and 50,000 shares will be restricted from sale until January 1, 2010; in addition, upon Mr. Kanders' voluntary termination of employment with the Company or his termination by the Company for cause, if the foregoing lock-up periods have not yet expired, they shall each be extended for an additional five year period; (ii) 110,000 shares at an exercise price of $23.93 per share; (iii) 225,000 shares at an exercise price of $24.07 per share; (iv) 250,000 shares at an exercise price of $24.07 per share; sales of Common Stock issued upon an exercise of any such options will be restricted from sale until December 31, 2006; in addition, upon Mr. Kanders' voluntary termination of employment with the Company or his termination by the Company for cause, if the foregoing lock-up period has not yet expired, it shall be extended for an additional five year period; (v) 93,017 shares at an exercise price of $14.32 per share; (vi) 193,017 shares at an exercise price of $14.32 per share; sales of Common Stock issued upon an exercise of any such options are subject to the following lock-up restrictions: 100,000 shares will be restricted from sale until July 26, 2006; in addition, upon Mr. Kanders' voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; (vii) 8,125 shares at an exercise price of $14.44 per share; (viii) 83,333 shares at an exercise price of $28.90 per share; (ix) 166,667 shares at an exercise price of $28.90 per share; sales of Common Stock issued upon an exercise of any such options are subject to the following lock-up restrictions: 83,333 shares will be restricted from sale until January 1, 2006, and 83,334 shares will be restricted from sale until January 1, 2007; in addition, upon Mr. Kanders' voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; and (x) 150,000 shares at an exercise price of $45.93 per share; sales of Common Stock issued upon an exercise of any such options are subject to the following lock-up restrictions: 50,000 shares will be restricted from sale until January 3, 2006; 50,000 shares will be restricted from sale until January 3, 2007; and 50,000 shares will be restricted from sale until January 3, 2008; in addition, upon Mr. Kanders' voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period. The amount of securities reported as beneficially owned excludes: (i) 9,228 shares of Common Stock awarded to the reporting person by the issuer as a restricted stock award, of which 4,614 shares vest on each of February 9, 2006, and February 9, 2007; (ii) 11,170 shares of Common Stock awarded to the reporting person by the issuer as a restricted stock award, of which 3,723 shares vest on each of January 1, 2006 and 2007, and 3,724 shares vest on January 1, 2008; and (iii) 6,560 shares held for the benefit of Mr. Kanders' children.

(4)	The amount of securities reported as beneficially owned includes 95,325 shares of restricted stock sales of which will be restricted until November 11, 2005; upon Mr. Schiller's voluntary termination of employment with the Company or his termination by the Company for cause, if the foregoing lock-up period has not yet expired, it shall be extended for an additional five year period; upon a change in control of the Company, any lock-up release period that is still in effect in respect of such shares upon the occurrence of such change in control shall terminate. The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 219,200 shares at an exercise price of $37.90 per share; sales of Common Stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 33,333 shares will be restricted from sale until January 1, 2007; 66,666 shares will be restricted from sale until January 1, 2008; 85,867 shares will be restricted from sale until January 1, 2009; and 33,334 shares will be restricted from sale until January 1, 2010; in addition, upon Mr. Schiller's voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; (ii) 666 shares at an exercise price of $17.12 per share; (iii) 133,334 shares at an exercise price of $17.12 per share; sales of Common Stock issued upon an exercise of any such options are subject to the following lock-up restrictions: 66,667 shares will be restricted from sale until October 8, 2005, and 66,667 shares will be restricted from sale until October 8, 2006; in addition, upon Mr. Schiller's voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; (iv) 10,050 shares at an exercise price of $15.05 per share; (v) 50,000 shares at an exercise price of $15.05 per share; sales of Common Stock issued upon an exercise of any such options will be restricted from sale until December 31, 2005; in addition, upon Mr. Schiller's voluntary termination of employment with the Company or his termination by the Company for cause, if the foregoing lock-up period has not yet expired, it shall be extended for an additional five year period; and (vi) 100,000 shares at an exercise price of $45.93 per share; sales of Common Stock issued upon an exercise of any such options are subject to the following lock-up restrictions: 33,333 shares will be restricted from sale until January 3, 2006; 33,333 shares will be restricted from sale until January 3, 2007; and 33,334 shares will be restricted from sale until January 3, 2008; in addition, upon Mr. Schiller's voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period. The amount of securities reported as beneficially owned excludes: (i) 11,170 shares of restricted stock 3,723 shares of which will vest on each of January 1, 2006 and 2007, and 3,724 shares of which will vest on January 1, 2008; and (ii) 6,921 shares of restricted stock which vests on February 9, 2007.

(5)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 75,000 shares at an exercise price of $37.90 per share; sales of Common Stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 6,250 shares will be restricted from sale until January 1, 2008; 12,500 shares will be restricted from sale until January 1, 2009; 18,750 shares will be restricted from sale until January 1, 2010; 18,750 shares will be restricted from sale until January 1, 2011; 12,500 shares will be restricted from sale until January 1, 2012; and 6,250 shares will be restricted from sale until January 1, 2013; in addition, upon Mr. Heiar's voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; (ii) 20,000 shares at an exercise price of $28.46; (iii) 80,000 shares at an exercise price of $28.46; sales of Common Stock issued upon an exercise of any such options are subject to the following lock-up restrictions: 20,000 shares will be restricted from sale until March 11, 2006; 20,000 shares will be restricted from sale until March 11, 2007; 20,000 shares will be restricted from sale until March 11, 2008; and 20,000 shares will be restricted from sale until March 11, 2009; in addition, upon Mr. Heiar's voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; and (iv) 25,000 shares at an exercise price of $44.76; sales of Common Stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: all of the shares will be restricted from sale for two years from February 10, 2005 (the "Vesting Date"), 75% of the shares will be restricted from sale for three years from the Vesting Date, 50% of the shares will be restricted from sale for four years from the Vesting Date, and 25% of the shares will be restricted from sale for five years from the Vesting Date. The amount of securities reported as beneficially owned excludes: (i) 1,954 shares of restricted stock of which 651 will vest on each of January 1, 2006 and 2007, and 652 shares of which will vest on January 1, 2008; (ii) an award of 25,000 shares of restricted stock which will vest upon a change in control of the Company (alternatively the Company may, in its discretion; cash settle this award by paying Mr. Heiar cash in an amount equal to the value of such shares on the closing date of the occurrence of such change in control); (iii) 2,000 shares of restricted stock which vests on December 31, 2005; and (iv) 1,520 shares of restricted stock which vests on December 31, 2006.

(6)	Includes stock options to purchase: (i) 8,333 shares at an exercise price of $23.09 which are presently exercisable; (ii) 66,667 shares at an exercise price of $17.12 which are presently exercisable; sales of Common Stock issued upon an exercise of any such options are subject to the following lockup restrictions: 33,333 shares will be restricted from sale until

October 8, 2005, and 33,334 shares will be restricted from sale until October 8, 2006; in addition, upon Mr. Mecredy's voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lockup periods which have not yet expired shall be extended for an additional five year period; (iii) 75,000 shares at an exercise price of $44.76 which are presently exercisable; sales of Common Stock issued upon an exercise of any such options will be subject to the following lockup restrictions: all of the shares will be restricted from sale for two years from February 10, 2005 (the "Vesting Date"), 75% of the shares will be restricted from sale for three years from the Vesting Date, 50% of the shares will be restricted from sale for four years from the Vesting Date, and 25% of the shares will be restricted from sale for five years from the Vesting Date; and (iv) 75,000 shares at an exercise price of $37.90 which are presently exercisable; sales of Common Stock issued upon an exercise of any such options will be subject to the following lockup restrictions: 6,250 shares will be restricted from sale until January 1, 2008; 12,500 shares will be restricted from sale until January 1, 2009; 18,750 shares will be restricted from sale until January 1, 2010; 18,750 shares will be restricted from sale until January 1, 2011; 12,500 shares will be restricted from sale until January 1, 2012; and 6,250 shares will be restricted from sale until January 1, 2013; in addition, upon the Mr. Mecredy's voluntary termination of employment with the Company or his termination by the Company for cause, any of the foregoing lockup periods which have not yet expired shall be extended for an additional five year period. Excluded are the following unvested grants of restricted stock: (i) 3,351 shares of which 1,117 shares will vest on each of January 1, 2006, January 1, 2007, and January 1, 2008; (ii) an award of 25,000 shares of restricted stock which will vest upon a change in control of the Company (alternatively the Company may, in its discretion; cash settle this award by paying Mr. Mecredy cash in an amount equal to the value of such shares on the closing date of the occurrence of such change in control); (iii) 2,400 shares which will vest on December 31, 2005; and (iv) 1,900 shares which will vest on December 31, 2006.

(7)	Includes stock options to purchase: (i) 15,000 shares at an exercise price of $44.76 which are presently exercisable; sales of Common Stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 100% of the underlying shares will be restricted from sale for 24 months following February 10, 2005, 75% of the underlying shares will be restricted from sale for 36 months following February 10, 2005, 50% of the underlying shares will be restricted from sale for 48 months following February 10, 2005, and 25% of the underlying shares will be restricted from sale for 60 months following February 10, 2005; in addition, upon Mr. O'Brien's voluntary termination of employment with the Company or termination of employment by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; (ii) 75,000 shares at an exercise price of $37.90 which are presently exercisable; sales of Common Stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 6,250 shares will be restricted from sale until January 1, 2008; 12,500 shares will be restricted from sale until January 1, 2009, 18,750 shares will be restricted from sale until January 1, 2010, 18,750 shares will be restricted from sale until January 1, 2011, 12,500 shares will be restricted from sale until January 1, 2012, and 6,250 shares will be restricted from sale until January 1, 2013, in addition, upon Mr. O'Brien's voluntary termination of employment with the Company or termination of employment by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; (iii) 10,000 shares at an exercise price of $37.90 which are presently exercisable; sales of Common Stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 100% of the underlying shares will be restricted from sale for 24 months following March 25, 2005, 75% of the underlying shares will be restricted from sale for 36 months following March 25, 2005, 50% of the underlying shares will be restricted from sale for 48 months following March 25, 2005, and 25% of the underlying shares will be restricted from sale for 60 months following March 25, 2005, in addition, upon Mr. O'Brien's voluntary termination of employment with the Company or termination of employment by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; and (iv) 50,000 shares at an exercise price of $36.05 which are presently exercisable; sales of Common Stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 10,000 shares will be restricted from sale until July 15, 2005; 10,000 shares will be restricted from sale until July 15, 2006; 10,000 shares will be restricted from sale until July 15, 2007; 10,000 shares will be restricted from sale until July 15, 2008; and 10,000 shares will be restricted from sale until July 15, 2009, in addition, upon Mr. O'Brien's voluntary termination of employment with the Company or termination of employment by the Company for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period. Excluded are the following unvested grants of restricted stock: (i) 737 shares of which 245 shares will vest on each of January 1, 2006 and 246 will vest on January 1, 2007; and (ii) an award of 25,000 shares of restricted stock which will vest upon a change in control of the Company (alternatively the Company may, in its discretion; cash settle this award by paying Mr. O'Brien cash in an amount equal to the value of such shares on the closing date of the occurrence of such change in control).

(8)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 12,500 shares at an exercise price of $24.07 per share, (ii) 9,375 shares at an exercise price of $35.40 per share, (iii) 3,125 shares at an exercise price of $35.40 per share; (iv) 37,500 shares at an exercise price of $39.20, sales of Common Stock issued upon an exercise of any such options are subject to lock-up restrictions and will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions, in addition, upon Mr. Ehrlich's voluntary resignation from the Board of Directors of the Company or his removal from the Board of Directors of the Company for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period. Excludes: (i) 5,000 shares owned by Mr. Ehrlich's children; (ii) 6,500 shares in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee; and (iii) 400 shares owned by Mr. Ehrlich's spouse's individual retirement account of which Mr. Ehrlich disclaims beneficial ownership.

(9)	The amount of securities reported as beneficially owned includes presently exercisable stock options to purchase (i) 9,375 shares at an exercise price of $35.40, (ii) 3,125 shares at an exercise price of $35.40, and (iii) 37,500 shares at an exercise price of $39.20, sales of Common Stock issued upon an exercise of any such options are subject to lock-up restrictions and will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions, in addition, upon Mr. Haas' voluntary resignation from the Board of Directors of the Company or his removal from the Board of Directors of the Company for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period.

(10)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 21,591 shares at an exercise price of $7.50 per share (ii) 10,000 shares at an exercise price of $9.6875 per share, (iii) 10,000 shares at an exercise price of $13.1875 per share, (iv) 12,500 shares at an exercise price of $14.44 per share, (v) 12,500 shares at an exercise price of $24.07 per share, (vi) 12,000 shares at an exercise price of $14.32 per share, (vii) 9,375 shares at an exercise price of $35.40 per share, (viii) 3,125 shares at an exercise price of $35.40, and (ix) 37,500 shares at an exercise price of $39.20, sales of Common Stock issued upon an exercise of any such options are subject to lock-up restrictions and will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions, in addition, upon Mr. Strauss' voluntary resignation from the Board of Directors of the Company or his removal from the Board of Directors of the Company for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period.

(11)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 10,000 shares at an exercise price of $9.6875 per share, (ii) 10,000 shares at an exercise price of $13.1875 per share, (iii) 12,500 shares at an exercise price of $14.44 per share, (iv) 12,500 shares at an exercise price of $24.07 per share, (v) 15,000 shares at an exercise price of $14.32 per share, and (vii) 9,375 shares at an exercise price of $35.40 per share, (vi) 3,125 shares at an exercise price of $35.40, and (vii) 37,500 shares at an exercise price of $39.20, sales of Common Stock issued upon an exercise of any such options are subject to lock-up restrictions and will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions, in addition, upon Mr. Sokolow's voluntary resignation from the Board of Directors of the Company or his removal from the Board of Directors of the Company for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period. Also includes 60,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, 10,000 shares owned by Mr. Sokolow's profit sharing plan and 11,200 shares held for the benefit of Mr. Sokolow's children and of which Mr. Sokolow disclaims beneficial ownership.

(12)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 15,794 shares at an exercise price of $13.98; (ii) 12,000 shares at an exercise price of $14.32 per share, (iii) 9,375 shares at an exercise price of $35.40 per share, (iv) 3,125 shares at an exercise price of $35.40, and (v) 37,500 shares at an exercise price of $39.20, sales of Common Stock issued upon an exercise of any such options are subject to lock-up restrictions and will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions, in addition, upon Ms. Zoullas' voluntary resignation from the Board of Directors of the Company or his removal from the Board of Directors of the Company for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period.

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our Certificate of Incorporation, as amended, and Restated Bylaws. Copies of our Certificate of Incorporation, as amended, and Restated Bylaws are incorporated herein by reference and will be sent to stockholders upon request. See "Where Can You Find More Information."

Authorized Common Stock

We have authorized 75,000,000 shares of our Common Stock, par value $0.01 per share. As of October 28, 2005, there were 34,927,516 shares of our Common Stock outstanding.

Voting Rights

The holders of our Common Stock are entitled to one vote for each share on all matters voted on by our stockholders, including the election of directors. No holders of our Common Stock have any right to cumulative voting.

Dividend Rights

Subject to any preferential rights of any outstanding series of preferred stock, created by our board of directors, the holders of our Common Stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefore. We currently do not pay cash dividends on our Common Stock, and do not intend to pay cash dividends on our Common Stock in the foreseeable future. Under the terms of our credit facility and the indenture governing our senior subordinated notes, we are allowed to pay dividends on our Common Stock, subject to certain limitations.

Rights Upon Liquidation

In the event of a liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation value and other amounts owed to the holders of our preferred stock.

Preemptive Rights

Holders of our Common Stock have no preemptive rights or rights to convert their shares of Common Stock into any other securities.

Other Rights

There are no redemption or sinking fund provisions applicable to our Common Stock.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our Common Stock or interests in shares of our Common Stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our Common Stock or interests in shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	market transactions in accordance with the rules of The New York Stock Exchange or any other available markets or exchanges;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales entered into after the date of this Prospectus;

•	writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	distributions to the partners and/or members of the Selling Stockholders;

•	redemptions or repurchases of interests owned by partners and/or members of the Selling Stockholders;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume with the selling stockholders. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our Common Stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The New York Stock Exchange or any other available markets or exchanges.

The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, our Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission's Public Reference Room.

Our Common Stock is quoted on The New York Stock Exchange under the symbol "AH."

With respect to our Common Stock, this Prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this Prospectus is a part. For further information with respect to us and our Common Stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

You should rely on the information contained in this Prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale or exchange of securities, however, we have a duty to update that information while this Prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this Prospectus or any material information with respect to the plan of distribution was not previously disclosed in the Prospectus or there is any material change to such information in the Prospectus. This Prospectus does not offer to sell or solicit any offer to buy any securities other than our Common Stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of Armor Holdings Common Stock offered by this Prospectus will be passed upon by Kane Kessler, P.C., New York, New York, as counsel to Armor Holdings. Robert L. Lawrence, Esq., a member of Kane Kessler, P.C., owns 5,000 shares of Armor Holdings Common Stock.

REOFFER PROSPECTUS

ARMOR HOLDINGS, INC.

3,757,234 Shares of Common Stock, par value $0.01 per share

November 2, 2005

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") by Armor Holdings, Inc., a Delaware corporation (the "Company"), are incorporated by reference into the Registration Statement:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

(b)	The Company's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2004, filed pursuant to the Exchange Act;

(c)	The Company's Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2004, filed pursuant to the Exchange Act;

(d)	The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed pursuant to the Exchange Act;

(e)	The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed pursuant to the Exchange Act;

(f)	The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed pursuant to the Exchange Act;

(g)	The Company's Current Report on Form 8-K, Date of Event − October 20, 2005 filed on October 20, 2005, pursuant to the Exchange Act;

(h)	The Company's Current Report on Form 8-K, Date of Event – July 27, 2005 filed on August 2, 2005, pursuant to the Exchange Act;

(i)	The Company's Current Report on Form 8-K, Date of Event – July 21, 2005 filed on July 21, 2005, pursuant to the Exchange Act;

(j)	The Company's Current Report on Form 8-K, Date of Event – June 22, 2005 filed on June 28, 2005, pursuant to the Exchange Act;

(k)	The Company's Current Report on Form 8-K, Date of Event – June 27, 2005 filed on June 27, 2005, pursuant to the Exchange Act;

(l)	The Company's Current Report on Form 8-K, Date of Event – June 6, 2005, filed on June 7, 2005, pursuant to the Exchange Act;

(m)	The Company's Current Report on Form 8-K, Date of Event – May 20, 2005, filed on May 26, 2005, pursuant to the Exchange Act;

(n)	The Company's Current Report on Form 8-K, Date of Event – April 21, 2005, filed on April 21, 2005, pursuant to the Exchange Act;

(o)	The Company's Current Report on Form 8-K, Date of Event – April 4, 2005, filed on April 4, 2005, pursuant to the Exchange Act;

(p)	The Company's Current Report on Form 8-K, Date of Event – March 25, 2005, filed on March 31, 2005, pursuant to the Exchange Act;

(q)	The Company's Current Report on Form 8-K/A, Date of Event – February 10, 2005, filed on February 10, 2005, pursuant to the Exchange Act;

(r)	The Company's Current Report on Form 8-K, Date of Event – February 10, 2005, filed on February 10, 2005, pursuant to the Exchange Act;

(s)	The Company's Current Report on Form 8-K, Date of Event – January 14, 2005, filed on January 14, 2005, pursuant to the Exchange Act;

(t)	The Company's Current Report on Form 8-K, Date of Event – December 31, 2004 filed on January 6, 2005, pursuant to the Exchange Act;

(u)	Definitive Proxy Statement dated May 23, 2005, relating to the annual meeting of stockholders held on June 22, 2005; and

(v)	The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 1-11667), filed with the Commission as of April 29, 1999 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

All of such documents are on file with the Commission. In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws (collectively, the "Charter") provide that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

Our Charter provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

Our Charter also provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Charter also provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under the provisions of Section 145 of the DGCL.

The Company has also entered into indemnification agreements with directors and executive officers that provide these individuals with specific contractual indemnification rights in connection with their duties to the Company.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Certain restricted securities to be reoffered and resold pursuant to this Registration Statement were issued under the Plans and in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 8.    EXHIBITS

Exhibit No.	Description of Exhibits
4.1	Armor Holdings, Inc. 2005 Stock Incentive Plan (filed as Appendix A to the Registrant's Proxy Statement dated May 23, 2005, filed with the Securities and Exchange Commission on May 23, 2005).*
4.2	Armor Holdings, Inc. Amended and Restated 2002 Stock Incentive Plan (filed as Exhibit 10.24 to the Registrant's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2005).*
4.3	Armor Holdings, Inc. 2002 Executive Stock Plan (filed as Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).*
5.1	Opinion of Kane Kessler, P.C. regarding the legality of the securities being registered.**

Exhibit No.	Description of Exhibits
23.1	Consent of Kane Kessler, P.C. (included in Exhibit No. 5.1 to the Registration Statement).
23.2	Consent of PricewaterhouseCoopers LLP.**
24.1	Power of Attorney (included in the signature pages of this registration statement).**

*	Incorporated by reference.

**	Filed herewith.

Item 9.    UNDERTAKINGS

A.    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 2nd day of November, 2005.

ARMOR HOLDINGS, INC.
By:	/s/ Warren B. Kanders Name: Warren B. Kanders Title: Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Armor Holdings, Inc. hereby severally constitutes and appoints Warren B. Kanders and Robert R. Schiller as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Warren B. Kanders	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 2, 2005

Warren B. Kanders

/s/ Glenn J. Heiar	Chief Financial Officer (Principal Financial Officer)	November 2, 2005

Glenn J. Heiar

/s/ Robert R. Schiller	Director	November 2, 2005

Robert R. Schiller

/s/ Burtt R. Ehrlich	Director	November 2, 2005

Burtt R. Ehrlich

/s/ Nicholas Sokolow	Director	November 2, 2005

Nicholas Sokolow

/s/ Thomas W. Strauss	Director	November 2, 2005

Thomas W. Strauss

/s/ David R. Haas	Director	November 2, 2005

David R. Haas

/s/ Deborah A. Zoullas	Director	November 2, 2005

Deborah A. Zoullas

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
4.1	Armor Holdings, Inc. 2005 Stock Incentive Plan (filed as Appendix A to the Registrant's Proxy Statement dated May 23, 2005, filed with the Securities and Exchange Commission on May 23, 2005).*
4.2	Armor Holdings, Inc. Amended and Restated 2002 Stock Incentive Plan (filed as Exhibit 10.24 to the Registrant's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2005).*
4.3	Armor Holdings, Inc. 2002 Executive Stock Plan (filed as Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).*
5.1	Opinion of Kane Kessler, P.C. regarding the legality of the securities being registered.**
23.1	Consent of Kane Kessler, P.C. (included in Exhibit No. 5.1 to the Registration Statement).
23.2	Consent of PricewaterhouseCoopers LLP.**
24.1	Power of Attorney (included in the signature pages of this registration statement).**

*	Incorporated by reference.

**	Filed herewith.